Exhibit 25(2)(k)(3)

                         SHAREHOLDER SERVICES AGREEMENT

            AGREEMENT, made as of the ___ day of ____________, 2005, by and between FAM DISTRIBUTORS, INC. as servicing agent ("Service Agent"), and MULTI-STRATEGY HEDGE ADVANTAGE, a Delaware statutory trust (the "Fund").

                                   WITNESSETH:

            WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), as a closed-end, non-diversified, management investment company;

            WHEREAS, the Service Agent is in the business of providing shareholder and other services to registered and unregistered investment companies; and

            WHEREAS, the Fund wishes to retain the Service Agent to facilitate and assist in the provision by broker-dealers and financial advisers of personal investor services and account maintenance services ("Shareholder Services") to shareholders of the Fund ("Shareholders") that are customers of such broker-dealers and financial advisors;

            NOW, THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

            Section 1. Appointment of the Service Agent.

            (a) The Fund hereby authorizes the Service Agent to supply Shareholder Services and to retain broker-dealers and financial advisors whose clients purchase shares of beneficial interest of the Fund ("Shares") to provide Shareholder Services to Shareholders who are customers of such broker-dealers and financial advisors (the "Shareholder Service Providers"). Shareholder Services shall include, but shall not be limited to:

            (i) handling inquiries from Shareholders regarding the Fund, including but not limited to questions concerning their investments in the Fund, and reports and tax information provided by the Fund;

            (ii) assisting in the enhancement of communications between Shareholders and the Fund;

            (iii) assisting in the maintenance of Fund records containing Shareholder information, such as changes of address; and

            (iv) providing such other information and Shareholder Services as may be reasonably requested by the Fund or, in the case of Shareholder Service Providers, by the Service Agent.


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            Section 2. Shareholder Servicing Fee.

            (a) In recognition of the provision of Shareholder Services by the Service Agent and the payments the Service Agent will make to the Shareholder Service Providers that provide Shareholder Services (if any), the Fund will pay the Service Agent a monthly fee computed at the annual rate of 0.25% of the average month-end net assets of the Fund (the "Shareholder Servicing Fee").

            (b) In accordance with applicable NASD Conduct Rules, the parties understand and agree that, pursuant to limitations imposed by the NASD, no payments will be made to the Service Agent under this agreement to the extent payments made to the Service Agent and Shareholder Service Providers exceed, in the aggregate, 5% of the total proceeds proposed to be received by the Fund in respect of sales of Shares registered under the Fund's registration statement on Form N-2 (which is in effect at the time the payment is proposed to be made).

            (c) The Service Agent may pay amounts pursuant to this Section 2 to any affiliated person of the Service Agent if such affiliated person is a Shareholder Service Provider.

            Section 3. Duties of the Service Agent.

            (a) The Service Agent shall provide Shareholder Services to Shareholders that are customers of the Service Agent.

            (b) The Service Agent agrees, at the request of the Fund, to retain the Shareholder Service Providers to provide Shareholder Services to their customers who are Shareholders and to compensate such Shareholder Service Providers for their services.

            (c) The Service Agent shall report to the Board of Trustees of the Fund (the "Board") at least annually, or more frequently as requested by the Board, regarding: (i) the nature of the Shareholder Services provided by the Service Agent and the Shareholder Service Providers (if any); (ii) the amount of payments made by the Service Agent to such Shareholder Service Providers (if any); and (iii) the aggregate amount of Shareholder Servicing Fees paid by the Fund.

            Section 4. Liability of the Fund.

            The Service Agent understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Shareholder or any person serving on the Board (a "Director") personally, but bind only the Fund and the Fund's property. The Service Agent represents that it has notice of the provisions of the Fund's Declaration of Trust disclaiming Shareholder and Trustee liability for acts and obligations of the Fund.

            Section 5. Duration.

            This Agreement will take effect on the date first set forth above and remain in effect until terminated pursuant to paragraph 6 or 7 hereof.


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            Section 6. Assignments or Amendment.

            This Agreement may be amended by the parties only if such amendment is specifically approved (i) by the Trustees or by the vote of a majority of outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement shall automatically and immediately terminate in the event of its assignment.

            Section 7. Termination.

            This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities of the Fund, or by the Service Agent, on sixty days' written notice to the other party. Any termination of this Agreement shall not affect the obligation of the Fund to pay the Shareholder Servicing Fee to the Service Agent accrued prior to such termination.

            Section 8. Choice of Law.

            The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

            Section 9. Terms.

            The terms "vote of a majority of the outstanding voting securities," "assignment," and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

                            [Signature Pages Follow]


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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                 FAM DISTRIBUTORS, INC.

                                                 By: ___________________________
                                                     Name:
                                                     Title:

                                                 MULTI-STRATEGY HEDGE
                                                 ADVANTAGE

                                                 By: ___________________________
                                                     Name:
                                                     Title:


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